UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

Neurologix, Inc.

(Name of Registrant as Specified In Its Charter)

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As filed with the Commission on July 27, 2004

i

NEUROLOGIX, INC.

One Bridge Plaza

Fort Lee, New Jersey 07024

INFORMATION STATEMENT

This Information Statement is furnished by the Board of Directors (the “Board”) of Neurologix, Inc., a Delaware corporation (the “Company”). As used herein, the terms “Neurologix, “we,” “us” or “our” refer to the Company.

The Information Statement is being sent to stockholders of the Company to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to provide information to all stockholders of the Company in connection with an action taken on July 26, 2004 by certain stockholders collectively owning 59% of the Company’s outstanding shares. Such action constitutes the approval and consent of such number of the total shares outstanding which is sufficient under Delaware law and the Company’s By-Laws to approve the action. Accordingly, the action will not be submitted to the other stockholders of the Company for a vote. Pursuant to this action, such stockholders have adopted an amendment and restatement of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (i) effect a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) reduce the Company’s number of authorized shares of Common Stock from 750,000,000 to 60,000,000. Such action by written consent will be effective on                     , 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being sent to stockholders of the Company on August     , 2004. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Common Stock and Series A preferred stock, par value $0.10 per share (the “Preferred Stock”). The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10Q-SB for the quarter ended March 30, 2004, each of which was filed with the Securities and Exchange Commission (the “SEC”), are included herewith as Exhibits B and C, respectively.

The Board has fixed the close of business on July 22, 2004 as the record date (the “Record Date”) for the action by written consent and for determining the stockholders entitled to receive this Information Statement. As of the Record Date, the Company had 563,036,485 voting securities outstanding, consisting of 563,035,840 shares of Common Stock and 645 shares of Preferred Stock. For each share held as of the Record Date, each holder of Common Stock is entitled to one vote per share and each holder of Preferred Stock is entitled to one vote per share.

Stockholders have no rights under Delaware law, the Certificate of Incorporation or our By-Laws to exercise dissenters’ rights of appraisal with respect to the amendment and restatement of the Certificate of Incorporation, or the reverse stock split or reduction in authorized shares pursuant thereto.

ACTION PREVIOUSLY TAKEN BY WRITTEN CONSENT

By a unanimous consent on July 23, 2004, the Board adopted resolutions approving an amendment and restatement of the Certificate of Incorporation (the “Amendment”) that would (i) effect a reverse stock split of the shares of the Common Stock at a ratio of 1 for 25, and (ii) reduce the Company’s number of authorized shares of Common Stock from 750,000,000 to 60,000,000. On July 26, 2004, Palisade Private Partnership, L.P. (“PPP”), Auckland Technology Enabling Corporation, Dr. Martin J. Kaplitt and Clark A. Johnson, stockholders of the Company collectively owning 59% of the Company’s outstanding shares as of the Record Date, signed an action by written consent approving the Amendment and the reverse stock split and reduction of authorized shares. Such action by written consent will be effective on                     , 2004, in accordance with Rule 14c-2(b) under the Exchange Act. The form of the proposed Amendment is attached hereto as Exhibit A. The Board, in its sole discretion, will decide whether to actually amend and restate the Certificate of Incorporation to effect the reverse stock split and to reduce the number of authorized common shares.

To avoid the existence of fractional shares, stockholders who would otherwise be entitled to receive fractional shares of Common Stock as a result of the reverse stock split will receive a cash payment in lieu thereof. The par value of the Common Stock will remain at $0.001 per share. See “Effects of the Reverse Stock Split” below.

As of July 22, 2004, we had 563,035,840 shares of Common Stock issued and outstanding. Based on the number of shares issued and outstanding, immediately following the completion of the one for 25 reverse stock split, we would have 22,521,434 shares of Common Stock outstanding (without giving effect to the elimination of any fractional shares).

Under Delaware law and the Company’s By-Laws, approval of the Amendment required the affirmative vote of the holders of shares of Common Stock and Preferred Stock representing a majority of the total number of votes of our capital stock outstanding. Such stockholder approval occurred by written consent on July     , 2004. The Board, in its discretion, may elect to file the Amendment to reflect the reverse stock split and the reduction of authorized Common Stock. The effective date thereof would be the date on which the Amendment is accepted for filing by the Secretary of State of the State of Delaware, which is anticipated to be on                     , 2004 or as promptly as practicable thereafter.

REVERSE STOCK SPLIT

Reasons for the Reverse Stock Split

The primary purposes for effecting the reverse stock split are to increase the per share trading price of the Common Stock for the following reasons:

•	to make the Common Stock more attractive to institutional and other investors, and

•	to mitigate the relatively high transaction costs and commissions incurred by our stockholders due to the current share price;

•	the Common Stock may not appeal to brokerage firms that are reluctant to recommend very low-priced securities (i.e. “penny” stocks) to their clients;

•	investors may be discouraged from purchasing very low-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks;

•	the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of very low-priced stocks; and

•	the Board’s belief that most investment funds are reluctant to invest in very low priced stocks.

On July 22, 2004, the closing price per share of Common Stock on the OTC Bulletin Board was $.045.

As of July 22, 2004, we had 563,035,840 shares of Common Stock issued and outstanding and also had outstanding stock options exercisable for 33,423,378 shares of Common Stock and warrants to purchase 20,700,002 shares of Common Stock.

The Board believes that the reverse stock split may encourage greater interest in the Common Stock by the investment community. The Board believes that the current market price of the Common Stock has limited its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at very low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in very low-priced stocks.

The Board believes that the reduction in the number of issued and outstanding shares of Common Stock caused by the reverse stock split should, absent other factors, increase the per share market price of Common Stock, although not necessarily on a proportional basis. However, some investors may view the reverse stock split negatively since it reduces the number of shares available in the public market. In addition, other factors, including, but not limited to, our financial results, market conditions and the market perception of our business, may adversely affect the market price of Common Stock. As a result, we cannot assure that the reverse stock split, if completed, will result in the benefits described above. For example, we are unable to assure that the market price of the Common Stock will increase following the reverse stock split, that the Common Stock will no longer be a “penny” stock, or that the Common Stock price will not decline in the long-term, despite any initial increase following the reverse stock split.

In determining the ratio of 1 for 25 in connection with the reverse stock split transaction, the Board considered factors such as:

•	the then prevailing trading price and trading volume for the Common Stock and the anticipated impact of the reverse stock split on the trading market for the Common Stock;

•	the availability and cost of funds required to make the cash payments to cash out fractional shares in connection with the reverse stock split; and

•	prevailing general market and economic conditions.

Effects of the Reverse Stock Split

General

If we determine to proceed with the reverse stock split, the principal effect will be to decrease the number of outstanding shares of the Common Stock. The Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the OTC Bulletin Board. Following the reverse stock split, the Common Stock will continue to be listed on the OTC Bulletin Board under the symbol “NLGX.OB”, subject to our continued satisfaction of the OTC Bulletin Board listing requirements.

Proportionate voting rights and other rights of the holders of the Common Stock will not be affected by the reverse stock split, other than as a result of the elimination of fractional shares as described below. For example, a holder of 2.0% of the voting power of the outstanding shares of the Common Stock immediately prior to the effective date of the reverse stock split will generally continue to hold 2.0% of the voting power of the outstanding shares of the Common Stock after the reverse stock split. The reverse stock split does not apply to the 645 shares of Preferred Stock outstanding. The reverse stock split will decrease the voting power of the Common Stock relative to the Preferred Stock, However, there will not be any material effect on overall proportionate voting rights, due to the small number of shares of Preferred Stock in comparison to the number of shares of Common Stock expected to be outstanding after the reverse stock split. The number of stockholders of record will not generally be affected by the reverse stock split. Notwithstanding the foregoing, proportionate voting and other rights and the number of stockholders may be affected to the extent fractional shares are cashed out in connection with the reverse stock split.

Although the reverse stock split would not, by itself, affect our assets or prospects, the reverse stock split could result in a decrease in our aggregate market capitalization due to a decrease in the market price of the Common Stock following the effective date. Also, if implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the anticipated benefits of the reverse stock split.

If, at any time prior to the effective date of the reverse stock split, the Board, in its sole discretion, determines that the reverse stock split is no longer in our best interests and the best interests of our stockholders, the reverse stock split may be abandoned without further action by our stockholders.

Effect on Stock Option Plans and Warrants

As of July 22, 2004, we had outstanding stock options to purchase a total of 33,423,378 shares of Common Stock and outstanding warrants to purchase a total of 20,700,002 shares of Common Stock. If the one for 25 reverse stock split is approved and effected, the compensation committee or the Board will equitably adjust the terms of the options such that there would be a total of 1,336,935 shares of Common Stock issuable upon exercise of the options (4% of the number of shares of the Common Stock previously issuable upon exercise) and 828,000 shares of Common Stock issuable upon exercise of the warrants, each subject to cash out of fractional shares. In addition, the exercise price per share for each option would be increased to 25 times the previous exercise price. The aggregate exercise price payable by the optionee to us would remain the same. In addition, the number of shares of Common Stock which remain available for issuance under our option plans will be reduced by the same ratio as the reverse stock split.

Effect on Authorized Shares

The reverse stock split will be accompanied by a reduction in authorized shares of Common Stock from 750,000,000 to 60,000,000, or a ratio of 1 for 12.5. This reduction in authorized shares will not be directly proportional to the reverse stock split, which will occur at a ratio of 1 to 25. Since the reduction in authorized shares of Common Stock will not be proportional to the reverse stock split, the combined effect of the reverse stock split and the authorized share reduction may be construed as having an anti-takeover effect to the extent it would permit the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the

Certificate of Incorporation or our By-Laws. We have no current plans to issue any of the additional authorized but unissued shares of Common Stock following the filing of the Amendment. See also “Reduction in Authorized Shares-Reasons for the Reduction in Authorized Shares” below.

Reduction in Stated Capital

Following the reverse stock split, the par value of the Common Stock will remain $0.001 per share. As a result of the reverse stock split, on the effective date thereof, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the size of the reverse stock split, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by 25 will be entitled, upon surrender to our transfer agent of certificates representing such shares, to cash payments (without interest) in lieu of the fractional shares. The amount of cash to be paid in lieu of issuing fractional shares of the Common Stock will be the fair market value of the fractional shares based on the closing price of Common Stock on the trading day immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive the cash payment.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders will be required to exchange their stock certificates for new certificates representing the number of shares of Common Stock resulting from the reverse stock split. Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by Computershare Trust Co., Inc. our transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of Common Stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for new certificates representing the number of shares of Common Stock resulting from the reverse stock split (“New Stock Certificates”).

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued a New Stock Certificate registered in the name of such person. Each New Stock Certificate will continue to bear legends, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the reverse stock split.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective date of the reverse stock split to represent the number of full shares of Common Stock resulting from the reverse stock split and the right to receive cash for the fair value of any fractional shares. Until they have surrendered their Old Stock Certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to a New Stock Certificate after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Stock Certificates are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain federal income tax consequences of the reverse stock split to us and to holders of Common Stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The federal income tax consequences for a holder of Common Stock pursuant to the reverse stock split will be as follows:

1.  the holder should not recognize any gain or loss for federal income tax purposes (except for cash, if any, received in lieu of a fractional share of Common Stock);

2.  the holder’s aggregate tax basis of the Common Stock received pursuant to the reverse stock split, including any fractional share of the Common Stock not actually received, should be equal to the aggregate tax basis of such holder’s Common Stock surrendered in exchange therefor;

3.  the holder’s holding period for the Common Stock received pursuant to the reverse stock split should include such holder’s holding period for the Common Stock surrendered in exchange therefor;

4.  cash payments received by the holder for a fractional share of common stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share; and

5.  the Company should not recognize gain or loss as a result of the reverse stock split.

REDUCTION IN AUTHORIZED SHARES

General

The Amendment includes a reduction in our number of authorized shares of Common Stock. Currently, we may issue up to 750,000,000 shares of Common Stock, and we propose to reduce that number to 60,000,000 at the same time that we effect the reverse stock split. If the Board, in its sole discretion, determines not to implement the reverse stock split, then we will not reduce our authorized shares and we will continue to be authorized to issue up to 750,000,000 shares of Common Stock.

The reduction in authorized shares will not be directly proportional to the reverse stock split. If the number of authorized shares were to be reduced by the same 1 for 25 ratio as the reverse stock split, we would be left with 30,000,000 authorized shares. Instead, the Board has determined to reduce the number of authorized shares from 750,000,000 to 60,000,000, or a ratio of 1 for 12.5. The Board believes that 30,000,000 authorized shares would not provide adequate flexibility to the Company to engage in future capital raising transactions, acquisitions or other transactions which might require the issuance of Common Stock. If we were only authorized to issue 30,000,000 shares, based on the number of shares currently outstanding and the number of shares reserved for issuance pursuant to stock options and warrants, we would only be able to issue approximately an additional 5,313,631 shares of Common Stock in future transactions. If we are authorized to issue 60,000,000 shares of Common Stock, then we will be able to issue approximately an additional 35,313,631 shares of Common Stock. We have no current plans to issue any of the additional authorized but unissued shares of Common Stock that will become available as a result of the filing of the Amendment.

Reasons for the Reduction in Authorized Shares

The Company pays franchise tax in Delaware based upon the number of shares of Common Stock and Preferred Stock that the Company is authorized to issue applying either the par value or an assumed par value (based upon the total assets divided by the number of shares that are outstanding). Without a reduction in the 750,000,000 authorized shares of Common Stock, the estimated annual franchise tax is expected to increase from $2,250 to $51,000 as a result of the stock split. By reducing the authorized shares to 60,000,000, the franchise tax would only be $4,500. Additionally, the reduction in the number of authorized shares would decrease the potential dilution to our stockholders following the reverse stock split. Of the 750,000,000 shares of Common Stock we are currently authorized to issue, approximately 563,035,840 shares are now outstanding. After we implement the reverse stock split, we will have approximately 22,521,434 shares outstanding. If we do not reduce the number of authorized shares, we could potentially issue up to 727,478,566 shares of Common Stock, which could substantially dilute the ownership of the Company by our existing stockholders. If we reduce the number of shares we are authorized to issue after we implement the reverse stock split to 60,000,000, then we could issue approximately 37,478,566 shares. Although the issuance of these shares would still be dilutive to our current stockholders, the potential dilution would be substantially less than that which would be possible if our authorized shares remain at 750,000,000. The Board also believes that 750,000,000 authorized shares of Common Stock would be disproportionately large in relation to the Company’s outstanding Common Stock after the reverse stock split. This could make it more difficult for the Company to obtain equity financing in the future because the Company would have the ability to dilute equity investments significantly at any time. See also “Reverse Stock Split-Effects of the Reverse Stock Split-Effect on Authorized Shares” above.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

On the Record Date, to the knowledge of the Company, the persons and entities listed below were the only beneficial owners of more than five percent of the outstanding shares of Common Stock. Unless otherwise indicated, the address of each stockholder is that of the Company.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Own- ership		Percentage of Outstanding Shares
Palisade Private Partnership, L.P. Palisade Private Holdings, LLC One Bridge Plaza – Suite 695 Fort Lee, New Jersey 07024	170,047,254	(1)	30.20%

Warwick J. Greenwood, Trustee Auckland Technology Enabling Corporation P.O. Box 10-359 8th Floor, Lumley House 93 The Terrace Wellington, New Zealand	90,580,219	(2)	16.09%

Martin J. Kaplitt	60,325,064	(3)	10.71%

(1)	Based upon the Schedule 13D filed with the SEC by PPP on February 20, 2004. PPP is an investment limited partnership formed under the laws of Delaware. Palisade Private Holdings, LLC (“Holdings”), a Delaware limited liability company, is the general partner of PPP and is deemed to beneficially own the shares owned by PPP.

(2)	Based upon the Schedule 13D filed with the SEC by ATEC Trust (“ATEC”) on February 20, 2004. Warwick Greenwood is the trustee of ATEC and a certified accountant, and is a citizen of New Zealand. ATEC is a trust and is organized under the laws of New Zealand.

(3)	Based upon the Schedule 13D filed with the SEC by Dr. Martin J. Kaplitt on February 20, 2004 and includes 2,434,796 shares owned through his Keogh-Profit Sharing Plan and 57,890,268 shares owned individually.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows: (i) the number of shares of Common Stock that each of the Company’s directors and executive officers beneficially owned or had the right to acquire beneficial ownership of as of, or within sixty days after, the Record Date; and (ii) the percentage of the outstanding shares of Common Stock that such ownership constitutes.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner- ship		Percent of Class
Mark S. Hoffman	170,047,254	(2)	30.20%

Clark A. Johnson	11,262,702		2.00%

Martin J. Kaplitt	60,325,064		10.71%

Austin M. Long, III Alignment Capital Group, LLC 6615 Vaught Ranch Road - Suite 101 Austin, Texas 78730	416,667	(3)	*

Craig J. Nickels Alignment Capital Group LLC 6615 Vaught Ranch Road - Suite 101 Austin, Texas 78730	416,667	(3)	*

Officers and Directors as a Group (5 persons)	242,468,353	(4)	43.06%

*	Represents less than 1% of the outstanding shares.

(1)	Unless otherwise indicated, the address for each stockholder is the same as the address of the Company.

(2)	Includes 170,047,254 shares beneficially owned by PPP and Holdings. Mr. Hoffman is a managing member of Holdings but disclaims beneficial ownership of such shares.

(3)	Includes 416,667 shares of Common Stock which may be acquired upon the exercise of options which are exercisable immediately.

(4)	Includes 170,047,254 shares beneficially owned by Holdings of which Mr. Hoffman is a managing director. Mr. Hoffman disclaims beneficial ownership of such shares. Also includes an aggregate of 833,334 shares of Common Stock which may be acquired upon the exercise of options which may be exercisable immediately.

FORWARD LOOKING STATEMENTS

This document includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events and are subject to numerous risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things the factors recited under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

ACQUISITION OF NEUROLOGIX RESEARCH, INC.

Effective February 10, 2004, pursuant to a Merger Agreement (the “Merger Agreement”), Neurologix Research, Inc. (formerly known as Neurologix, Inc. and referred to herein as “NRI”) merged (the “Merger”) with and into a wholly-owned subsidiary of the Company with NRI being the surviving corporation and becoming a wholly-owned subsidiary of the Company. In connection with the Merger, PPP, currently the Company’s largest stockholder, received an aggregate of 170,047,254 shares of Common Stock, representing 30.2% of the Company’s outstanding Common Stock, solely in exchange for PPP’s interest in NRI. Holdings is the general partner of PPP and is deemed to beneficially own such 170,047,254 shares.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The SEC allows the Company to “incorporate by reference” information into this Information Statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 are incorporated by reference into this Information Statement and is deemed to be a part of this Information Statement, except for any information superseded by information contained directly in this Information Statement. A copy of such report is being mailed to the Company’s stockholders with this Information Statement. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the effective date of the reverse stock split shall also be deemed to be incorporated by reference into this Information Statement.

Our stockholders may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the Company by writing to: Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attn: Secretary.

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of the Information Statement to stockholders shall not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS

SECRETARY

                    , 2004